Exhibit 10.1

                                                               EXECUTION VERSION

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is entered into as of July 2, 2004, between SIGA Technologies, Inc., a Delaware corporation (the "Corporation"), and Dr. Bernard Kasten (the "Executive").

      WHEREAS, the Corporation desires to employ Executive and Executive desires to accept such employment on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree to the terms and conditions of this Agreement as follows:

      1. Employment for Term. The Corporation hereby employs Executive and Executive hereby accepts employment with the Corporation for the period beginning on July 2, 2004 and ending on the third anniversary thereof (the "Initial Term"), or upon the earlier termination of such term pursuant to
Section 7. Unless one party provides the other party with at least three (3) months advance notice of its desire not to renew the term of Executive's employment hereunder, the term of Executive's employment with the Corporation shall continue for an additional three (3) years following the end of the Initial Term (the "Renewal Term") except upon the earlier termination of such term pursuant to Section 7 (such term of employment upon any such earlier termination, being hereinafter referred to as the "Term"). The termination of Executive's employment under this Agreement shall end the Initial Term or Renewal Term, as applicable, but shall not terminate Executive's or the Corporation's other agreements in this Agreement, except as otherwise provided herein.

      2. Position and Duties.

            (a) During the Initial Term and the Renewal Term, if applicable, Executive shall serve as the Chief Executive Officer of the Corporation. During the Term, Executive shall also hold such additional positions and titles as the Board of Directors of the Corporation (the "Board") may determine from time to time with the agreement of Executive, which agreement shall not be unreasonably withheld or delayed.

            (b) Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Corporation and serve the Corporation to the best of Executive's ability. Except for the permitted services and commitments that Executive may perform and fulfill during the course of his employment with the Corporation as more fully described on Schedule A attached hereto, Executive shall devote Executive's entire working time to the business and affairs of the Corporation, subject to vacations and sick leave in accordance with Corporation policy and as otherwise permitted herein. Notwithstanding anything to the contrary in this Section 2(b), so long as such activities do not preclude or render unlawful Executive's employment by the Corporation or otherwise materially inhibit the performance of his duties under this Agreement or materially impair the business of the Corporation, Executive (i) may make personal investments which are not in conflict with his duties to the Corporation and manage personal and family financial and legal affairs, (ii) may continue to serve on any board of directors on which he is known by the Board

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of Directors of the Corporation to be serving on the effective date of this
Agreement, as specified in Schedule A hereto, (iii) may serve as a director of (or hold a similar position with) any corporation, trade association, or charitable organization with the approval of the Board of Directors of the Corporation, and (iv) may serve as a consultant or provide consulting services to the entities described on Schedule A as further described therein.

      3. Compensation.

            (a) Base Salary. The Corporation shall pay Executive a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $250,000 per annum, payable at least monthly on the Corporation's regular pay cycle for professional employees (the "Base Salary");

            (b) Stock Options. On the date hereof, the Corporation shall grant Executive an option to purchase an aggregate of 2,500,000 shares of common stock, par value $.0001 per share, of the Corporation ("Common Stock"), which shall vest with respect to 500,000 shares on the date hereof; with respect to the next 1,000,000 shares, an additional 166,666 shares shall vest on the end of each six (6) month period after the commencement of the Initial Term until the end of the sixth six (6) month period at which time 166,667 shares shall vest, in each case at an exercise price of $1.30 per share, and pursuant to a Stock Option Grant Agreement of even date herewith between the Corporation and Executive, in substantially the form attached hereto as Exhibit A (the "Time Vested Options"), and in the event Executive's employment hereunder continues during the Renewal Term, with respect to the balance of 1,000,000 shares of Common Stock, an additional 166,666 shares shall vest at the end of each six (6) month period commencing at the beginning of the Renewal Term until the end of the sixth six (6) month period at which time 166,667 shares shall vest, in each case at the same exercise price as described above, and pursuant to the Stock Option Grant Agreement attached hereto as Exhibit A (the "Renewal Term Options"). The Renewal Term Options shall be treated as Time Vested Options in the event of any termination of employment or Change in Control under Section 7 which occurs anytime after the commencement of the Renewal Term (the "Renewal Date"). In addition, Executive shall be entitled to additional options as set forth on Exhibit B, which shall also be pursuant to and subject to the terms and conditions of a Stock Option Grant Agreement, substantially in the form of Exhibit C (the "Milestone Options").

            (c) Other and Additional Compensation. The preceding sections establish the minimum compensation during the Term and shall not preclude the Board from awarding Executive a higher salary or any bonuses or stock options in the discretion of the Board during the Term at any time.

      4. Employee Benefits. During the Term, Executive shall be entitled to the employee benefits including five (5) weeks vacation (to be taken at a time or times mutually agreed by Executive and the Corporation), 401(k) plan, health plan and other insurance benefits made generally available by the Corporation to employees of the Corporation.

      5. Expenses. The Corporation shall reimburse Executive for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.


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      6. Place of Performance. Executive shall be based in Florida but Executive may perform his duties from whatever location Executive may reasonably determine; provided that such location allows him to perform his duties and obligations hereunder. In addition, should the Corporation and Executive agree to a different location from which Executive is to perform his duties hereunder, such change of location shall not cause a breach hereunder or be treated as a Good Reason (as defined herein).

      7. Termination of Employment.

            (a) Termination. The Corporation may terminate Executive's employment for Cause (as defined below), in which case the provisions of Section 7(b) of this Agreement shall apply. The Executive's employment shall automatically terminate in the event of Executive's death, in which case the provisions of Section 7(c) of this Agreement shall apply. The Corporation or the Executive may also terminate Executive's employment in the event of Executive's Disability (as defined below), in which case the provisions of Section 7(d) of this Agreement shall apply. The Corporation may also terminate the Executive's employment for any other reason by written notice to Executive, in which case the provisions of Section 7(f) of this Agreement shall apply. The Executive may terminate his employment for Good Reason (as defined below), in which event the provisions of Section 7(e) shall apply. The Executive may also terminate the Executive's employment for any other reason by providing written notice to the Corporation, in which case the provisions of Section 7(g) shall apply.

            (b) Termination for Cause. In the event that Executive's employment hereunder is terminated during the Initial Term (or Renewal Term, if applicable)
(x) by the Corporation for Cause (as defined below), then the Corporation shall pay to Executive only the Base Salary due and payable through such date of termination. For purposes of this Agreement, "Cause" shall mean (i) conviction of any crime (whether or not involving the Corporation) constituting a felony in the jurisdiction involved; (ii) engaging in any act which, in each case, subjects, or if generally known would subject, the Corporation to public ridicule or embarrassment; (iii) gross neglect or gross misconduct in the performance of Executive's duties hereunder; (iv) willful failure or refusal to perform such duties as may reasonably be delegated to Executive; or (v) material breach of any provision of this Agreement by Executive; provided, however, that a termination pursuant to clause (iii), (iv), or (v) shall not become effective unless the Executive fails to cure such neglect, misconduct, failure or refusal to perform, or breach within twenty (20) days after written notice from the Corporation, such notice to describe such neglect, misconduct, failure or refusal to perform, or breach. No termination for Cause shall, in and of itself, cause Executive to lose any stock options (either Time Vested Options or Milestone Options) which have vested, and the treatment of the Time Vested Options and the Milestone Options shall be in accordance with the relevant Option Agreement.

            (c) Termination by Reason of Death. In the event that Executive's employment hereunder is terminated during the Initial Term (or Renewal Term, if applicable) due to Executive's death, then the Corporation shall pay to Executive only the Base Salary due and payable up to the time of Executive's Death. The treatment of the Time Vested Options and Milestone Options shall be in accordance with the relevant Option Agreement.


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            (d) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties hereunder on a full time basis for either (i) ninety (90) days within any three hundred sixty-five (365) day period, or (ii) sixty (60) consecutive days, the Corporation may terminate Executive's employment hereunder for "Disability". In that event, the Corporation shall pay to Executive only the Base Salary due and payable through such date of termination plus the lesser of Executive's Total Annual Compensation (as defined below) for the remainder of the Initial Term (or Renewal Term, if applicable) or Executive's Total Annual Compensation (as defined below) for one year (the "Severance Amount"). The Severance Amount shall, at the Corporation's sole discretion, be paid either in (x) one (1) lump sum payment within thirty (30) days of the termination date or (y) over time in accordance with the Corporation's existing payroll practices. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period and thereafter shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Corporation or under the Social Security disability insurance program. The treatment of the Time Vested Options and Milestone Options shall be in accordance with the relevant Option Agreement. "Total Annual Compensation" means the aggregate Base Salary plus all bonuses paid to Executive during the twelve (12) month period preceding the commencement of the Executive's Disability or the date of termination of employment if termination is not due to Disability, which, in any event, shall not be less than Four Hundred Thousand Dollars ($400,000.00).

            (e) Termination by Executive For Good Reason. In the event that Executive's employment hereunder is terminated by the Executive for Good Reason (as defined below) during the Initial Term (or Renewal Term, if applicable), then the Corporation shall pay Executive his Base Salary due and payable through the date of termination plus the Severance Amount. "Good Reason" shall mean if the Executive terminates his employment because the Corporation has (i) materially reduced Executive's duties during the Initial Term (or Renewal Term, if applicable), or (ii) materially breached its obligations hereunder, including, but not limited to, the obligations under Section 20, or under any Option Agreement after written notice and failure to cure such breach within twenty (20) days after such written notice, or (iii) failed to adhere to legal and regulatory compliance requirements after written notice from Executive and failure to cure within twenty (20) days of such written notice; provided that, it shall not be Good Reason if such failure to adhere to any such legal or regulatory requirement or the Corporation's ability to cure any such failure is primarily in or under the control of Executive. The treatment of the Time Vested Options and Milestone Options shall be in accordance with the relevant Option Agreement.

            (f) Termination by Corporation For Any Other Reason. In the event that Executive's employment hereunder is terminated by the Corporation during the Term for any reason other than as provided in Sections 7(b)-(e) or (h) of this Agreement, then the Corporation shall pay to Executive the Base Salary due and payable through such date of termination plus the Severance Amount. During the period in which Executive receives severance pay under this Section 7(f), the Time Vested Options shall continue to vest. The Milestone Options shall vest in


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

accordance with the relevant Stock Option Agreement. Notwithstanding anything to the contrary contained herein, in the event that Executive shall materially breach Section 8 of this Agreement, in addition to any other remedies the Corporation may have in the event Executive breaches this Agreement, the Corporation's obligation pursuant to this Section 7(f) to make severance payments shall cease the stock options shall expire, and Executive's rights with respect to severance pay and the stock option shall terminate and shall be forfeited. The entitlement to severance pay and option vesting and exercisability hereunder shall not be affected by, or reduced by virtue of, any subsequent employment, or income, that Executive may obtain.

            (g) In the event that Executive's employment hereunder is terminated by the Executive for any reason other than as provided in Sections 7(c)-(e) of this Agreement, then the Corporation shall pay to Executive only the Base Salary due and payable through the date of termination. The treatment of Time Vested Options and Milestone Options shall be in accordance with the relevant Option Agreement.

            (h) Termination by Executive upon Change in Control. If anytime within ninety (90) days prior to or within twelve (12) months after a Change in Control, (i) Executive's employment is terminated by the Corporation or surviving organization, or (ii) if Executive is no longer the Chief Executive Officer or its equivalent of the surviving organization or the Corporation is not the surviving organization and Executive elects to terminate his employment with Corporation as a result of such Change in Control, the Corporation shall pay to Executive the Base Salary due and payable through such date of termination and, in lieu of any further compensation and benefits for the balance of the Term, severance pay equal to the greater of one year of Total Annual Compensation and Total Annual Compensation for the remainder of the Initial Term (or Renewal Term, if applicable), which severance pay shall be paid commencing with such date of termination at the times and in equal consecutive amounts such Total Annual Compensation amounts would have been paid if Executive had remained employed by the Corporation for the period immediately following the date of termination as if such amount were Executive's Base Salary, and all unvested options (other than Renewal Term Options, unless in the Renewal Term), other than the Milestone Options, shall be, and become, vested on the date of termination and shall continue to be exercisable during the remaining term of the Option Agreement. All Milestone Options shall be treated in accordance with the relevant Option Agreement. Notwithstanding the foregoing, if Executive's employment is terminated other than for Cause or by the Executive other than for Good Reason and a Change of Control occurs within one year thereafter, then, at such Change of Control, Executive shall be entitled to the amounts set forth in this Section 7(h) as if he were employed by the Corporation at the time of the Change of Control. Section 7(h) shall not apply and the Corporation shall have no obligations pursuant to this Section 7(h) if Executive is terminated for Cause or leaves other than for Good Reason. For purposes of this Agreement:

                  (i) "Change in Control" shall mean any of the following occurrences:

                              the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than (i) the Corporation, (ii) any of its Subsidiaries, (iii) any shareholder of the Corporation as of the date hereof


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

                              which, together with its affiliates, related parties, associates or associated entities, own or control 10% or more of the equity securities of the Corporation as of the date hereof or (iv) any of such shareholders' affiliates or designees which, together with its affiliates, related parties, associates or associated entities, own or control 10% or more of equity securities of the corporation as of the date hereof, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power or economic interests of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

                              the approval by the stockholders of the
                              Corporation of a reorganization, merger, or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such reorganization, merger, or consolidation; provided, however, that a merger, consolidation or reorganization effected to implement a recapitalization of the Corporation (or similar transaction) in which no "Acquiring Person" acquires more than 50% of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change in Control; or

                              the sale or other disposition of assets
                              representing 50% or more of the assets of the Corporation in one transaction or series of related transactions; or

                              a "Hostile Takeover" as hereinafter defined is declared.

                  (ii) "Hostile Takeover" shall mean any Change in Control which at any time is declared by at least a majority of the Board, directly or indirectly, to be hostile or not in the best interests of the Corporation, or in which an attempt is made (irrespective of whether successful) to wrest control away from the incumbent


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      management of the Corporation and, with respect to which, the Board makes efforts to resist.

            (i) Effect of Change in Control. Upon the Approval Date of a Change in Control, all options on shares of Common Stock which have vested pursuant to this Agreement shall, irrespective of any provision of any Option Agreement, immediately and irrevocably vest and become exercisable as of the Approval Date (defined below) and shall continue to be exercisable during the remaining term of the relevant Option Agreement, and Executive and his estate may by five (5) days advance written notice to the Corporation, irrespective of whether Executive is then employed by the Corporation or then living, and solely at the election of Executive or his estate, require the Corporation to, within thirty
(30) days after a request by Executive or his estate, file a Form S-8 (or other appropriate form) with the Securities and Exchange Commission ("SEC") registering for resale all shares underlying stock options granted to Executive with all fees and expenses of such filing being paid by the Corporation. The Corporation shall use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable. Upon the Approval Date (as defined below) involving any agreement, transaction, or event which, when given effect, will constitute a Change in Control, the options granted under this Agreement shall vest and become exercisable and shall continue to be exercisable during the remaining term of the relevant Option Agreement in accordance with the following and consistent with the relevant Option Agreement and related Stock Option Plan notwithstanding any other provision herein to the contrary:

                              If the Corporation will be the surviving organization pursuant to the Change in Control and cash, securities, or other property will be exchanged for shares of Common Stock, all of the Time Vested Options that were to vest during the Initial Term shall immediately vest and be exercisable if the Approval Date occurs prior to the Renewal Date, all of the Renewal Term Options that were to vest during the Renewal Term shall immediately vest and be exercisable if the Approval Date occurs after the Renewal Date, and the Milestone Options which have not yet vested shall continue to vest in accordance with the relevant Option Agreement;

                              If the Corporation will not be the surviving organization pursuant to the Change in Control, all of the Time Vested Options that are to vest during the Initial Term shall immediately vest and become exercisable if the Approval Date occurs prior to the Renewal Date, all of the Renewal Options that are to vest during the Renewal Term shall vest immediately and become exercisable if the Approval Date occurs after the Renewal Date, and fifty percent (50%) of any Milestone Options that have not yet vested as of the Approval Date but for which the Initial Triggering


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                              Events (as defined below) have occurred, shall
                              vest and become exercisable upon the Approval
                              Date.

                              For purposes of this Agreement, "Approval Date" means the date on which any necessary corporate action, including, but not limited to, shareholder approval or board of director approval, has been obtained in connection with any agreement, transaction, or other event which, when given effect, will constitute a Change in Control. "Triggering Event" means, with respect to any Milestone Options described on Exhibit B, the Triggering Event described in subparagraph (a) of each Milestone Option shown on Exhibit B attached hereto.

            (j) Release. The Corporation shall have the right to condition the payment of any severance, continued vesting of options, and/or provision of benefits pursuant to this Agreement upon the delivery by Executive to the Corporation of a release in form and substance satisfactory to the Corporation of any and all claims Executive may have against the Corporation and its directors, officers, employees, subsidiaries, affiliates, stockholders (in their capacity as stockholders), successors, assigns, agents and representatives arising out of or related to Executive's employment by the Corporation and the termination of such employment.

      8. Confidentiality, Ownership, and Covenants. Executive acknowledges and agrees that the Corporation would not consummate the transactions contemplated hereby without the assurance that Executive will not engage in any of the activities prohibited by this Section 8, and will otherwise comply with this
Section 8, for the periods set forth herein. Executive agrees to restrict his actions as provided for in this Section 8. Executive further acknowledges that the scope and duration of the covenants set forth in this Section 8 are reasonable in light of the specific nature and duration of the transactions contemplated hereby. In consideration thereof, Executive agrees that he will not assert in any forum that the provisions of this Section 8 prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

            (a) "Corporation Information" and "Inventions" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term and relating to the business of the Corporation, that (as to both (i) and (ii) above) is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "Inventions" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing and relating to the business of the Corporation.

            (b) Confidentiality. (i) Executive hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public


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domain disclosed by the Corporation in the course of his employment with the
Corporation may be attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Executive, therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during the Term and for the five (5) year period after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that Executive is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Executive will promptly so notify the Corporation so that the Corporation may seek a protective order of other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Executive may furnish the material so required to be furnished, but Executive will furnish only that portion of the Corporation Information that legally is required.

                  (ii) Executive also hereby agrees to keep the terms of this Agreement confidential to the same extent that the Corporation maintains such confidentiality (except with regard to any disclosure by the Corporation required under applicable securities laws).

            (c) Ownership of Inventions, Patents and Technology. Executive hereby assigns to the Corporation all of Executive's rights (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the course of the performance of services for the Corporation. Executive shall also assign to, or as directed by, the Corporation, all of Executive's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government of any of its agencies. The Corporation shall have all right, title and interest in all research and work product produced by Executive as an employee of the Corporation, including, but not limited to, all research materials and lab books.

            (d) Non-Competition Period Defined. "Non-Competition Period" means the period beginning at the end of the Term and ending one (1) year after the end of the Term.

            (e) Covenants Regarding the Term and Non-Competition Period. Executive acknowledges and agrees that his services pursuant to this Agreement are unique and extraordinary; that the Corporation will be dependent upon Executive for research, development and marketing expertise; and that he will have access to and control of confidential information of the Corporation. Executive further acknowledges that the business of the Corporation is international in scope and cannot be confined to any particular geographic area. Executive further acknowledges that the scope and duration of the restrictions set forth in this Section 8(e) are reasonable in light of the specific nature and duration of the transactions contemplated hereby. In order to induce the Corporation to enter the Agreement, Executive covenants and agrees that, subject to Section 8(h), during the Term and the Non-Competition Period Executive shall not unless with written consent of the Corporation:


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                  (i) engage in any business directly related to the research and development of the specific products or processes in which the Corporation is engaged in during the Term (collectively the "Prohibited Activity") in the world for his own account;

                  (ii) become interested in any individual, corporation, partnership or other business entity (a "Person") engaged in any Prohibited Activity in the world, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Executive may own directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 5% or more of any class of securities of such person; or

                  (iii) directly or indirectly hire, employ or retain any person who at any time during the last two months of the Term was an employee of the Corporation or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person.

            (f) Remedies. Executive hereby acknowledges that the covenants and agreements contained in Section 8 are reasonable and valid in all respects and that the Corporation is entering into this Agreement, inter alia, on such acknowledgement. If Executive breaches, or threatens to commit a breach, of any of the restrictive covenants set forth in this Agreement (the "Restrictive Covenants"), the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; and (ii) the right and remedy to require Executive to account for and pay over to the Corporation such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants.

            (g) Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdiction such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.


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            (h) Executive's agreements and covenants under Section 8 shall automatically terminate if (i) the Corporation ends the Term without Cause or
(ii) Executive resigns for Good Reason as provided in Section 7(e).

      9. Successors and Assigns.

            (a) Executive. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Executive may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Executive. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Executive and his personal representatives, distributes and legatees.

            (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the corporation's assets or business or into or with which the Corporation may be consolidated or merged. In the event that the Corporation sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets, the Corporation's obligations under this Agreement shall cease if the successor to the Corporation, the purchaser or acquirer either of the Corporation or of all or substantially all of its assets, or the entity with which the Corporation has affiliated, shall enter into an agreement with Executive with mutually acceptable terms under which it agrees to assume in writing the Corporation's obligations under this Agreement and to equitably convert all options under this Agreement (and deliver and executed copy of such assumption to Executive), in which case such successor or purchaser, but not the Corporation, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Corporation under this Agreement.

      10. Entire Agreement. This Agreement represents the entire agreement between the parties concerning Executive's employment with the Corporation and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Executive and the Corporation relating to the subject matter of this Agreement.

      11. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Executive and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      12. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

          If to Executive:           Bernard Kasten, M.D.
                                     4380 27th Court, SW
                                     Building No. One, #l04
                                     Naples, FL 341 16

                with a copy to:      Katz, Teller, Brant & Hild
                                     2400 Chemed Center
                                     255 East Fifth Street
                                     Cincinnati, OH 45202
                                     Fax: (513) 762-0016
                                     Attention: Bradley G. Haas

          If to the Corporation:     SIGA Technologies, Inc.
                                     420 Lexington Avenue
                                     Suite 601
                                     New York, NY 10170
                                     Fax: 212-697-3130
                                     Attention: Thomas N. Konatich

                with a copy to:      Kramer Levin Naftalis & Frankel LLP
                                     919 Third Avenue
                                     New York, NY 10022
                                     Attention: James A. Grayer, Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

      13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Executive that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

      14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      15. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

      16. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Executive under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

      17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

      18. Other Obligations. Executive represents and warrants that neither Executive's employment with the Corporation nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

      19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of New York, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before in accordance with the Rules of the American Arbitration Association, with the arbitration hearing to be held in New York, New York. The parties hereby consent to the jurisdiction to the federal courts of the Southern District of New York or, if there shall be no jurisdiction, to the state courts located in New York County, New York, to enforce any arbitration award rendered with respect thereto. Each party shall choose one neutral arbitrator and the two neutral arbitrators shall choose a third neutral arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne and allocated by and between the parties as the arbitrators decide is appropriate, with the intent that the party who is the most unsuccessful should bear most (or all) of said costs and fees.

      20. Regulatory Compliance. The Corporation shall implement any reasonable audit procedures or controls and take such other acts reasonably recommended by the Corporation's Audit Committee, Chief Financial Officer, or Executive if such procedures or controls are reasonably required to ensure regulatory compliance, and the Corporation shall timely make all necessary filings required under applicable laws and regulations, including, but not limited to, the Sarbanes-Oxley Act.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                         SIGA TECHNOLOGIES, INC.


                                         By: /s/ Thomas N. Konatich
                                             ----------------------------------
                                             Thomas N. Konatich
                                             Acting Chief Executive Officer and
                                             Chief Financial Officer


                                             /s/ Bernard Kasten, M.D.
                                             ----------------------------------
                                             Bernard Kasten, M.D.